EXECUTION COPY

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (“Amendment”) dated as of February 1, 2019 (“Amendment Effective Date”), shall amend the employment agreement ("Employment Agreement") dated June 13, 2016, by and between Discovery Corporate Services Limited ("Company") and JB Perrette ("Executive").

WHEREAS, Executive and Company previously entered into the Employment Agreement, which sets forth the terms and conditions of Executive’s employment with Company;

WHEREAS, Executive and the Company now desire to enter into this Amendment to the Employment Agreement in order to extend the term and make certain other changes;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment, the parties hereby agree to amend the Employment Agreement as follows:

1.
Title: Effective on the Amendment Effective Date, Executive’s title shall be President and CEO, Discovery International, and references in the Employment Agreement to Discovery Networks International shall be changed to Discovery International.

2.
Reporting: Effective on the Amendment Effective Date, the reference in Section I(B) of the Employment Agreement to the CEO of Discovery Communications, LLC, shall be updated to refer to the CEO of Discovery, Inc. and any other references in the Employment Agreement to the CEO of Discovery Communications, LLC shall be changed to the CEO of Discovery, Inc.

3.	Term:

a.	The following is hereby added at the end of Section II(A):

“Effective on the Amendment Effective Date, and subject to Section IV(D), the Term of Employment shall be extended to June 30, 2022.”

b.
Section II(B) shall be replaced with the following:

“Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it will give Executive written notice of its intent to enter such negotiations to renew not later than one hundred fifty (150) days prior to the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual agreement of Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend this Agreement for an additional term, this Agreement shall expire and the Term of Employment shall end on June 30, 2022; provided, however, that if the Company does not make a Qualifying Renewal Offer, Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein in connection with his Separation from Service (as defined below) at the end of the Term of Employment (and assuming that he was willing and able to extend the Term), under circumstances that shall be classified as a termination “without Cause” for purposes of Company’s equity plans and Executive’s then-outstanding awards under such plans. If Company has made a Qualifying Renewal Offer, but Executive declines the offer and terminates employment at the end of the Term of Employment, Executive will not be eligible for any severance pay from the Company but will be eligible for a Noncompetition Payment (as defined by, and in accordance with, Section VI (K), below). For these purposes, a Qualifying Renewal Offer is an offer to renew this Agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effect at the end of the Term of Employment, and with other material terms that are as favorable in the aggregate as the material terms of this Agreement.”

4.	Base Salary: The following is hereby added at the end of Section III(A):

“Effective January 1, 2019, Executive’s annual base salary shall be increased to ONE MILLION FIVE HUNDRED TWENTY FIVE THOUSAND POUNDS STERLING (£1,525,000). Executive shall not be eligible for a further base salary increase in the February 2019 base salary merit increase review cycle.”

5.	Bonus/Incentive Payment: The following is hereby added at the end of Section III(B):
“Effective January 1, 2019, Executive’s annual incentive payment target shall be increased to one hundred seventy five percent (175%) of his base salary. The calculation and timing of payment of Executive’s annual bonus payout shall continue to be governed by Company’s applicable incentive or bonus plan.”

6.	Benefits: The following is hereby added at the end of Section III(C):
“Executive also shall be eligible for paid leave consistent with the “Discovery Cares” policy, as the policy is applied to similarly situated employees based in the US.”

7.	Prior Assignment Benefits: The following is hereby added at the end of Section III(D):

“Executive (or Executive’s family) also shall be eligible for repatriation benefits under this Section in the event of separation of employment due to Executive’s death or disability as provided in Section IV(A) and (B).”
7.    Equity Program.

a.	The following new Section III(E)(5) is hereby added at the end of Section III(E):

“The Compensation Committee has reviewed the appropriate annual equity target for Executive for the annual award to be made in Q1 2019 and has determined that the target value shall be THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000), and Executive shall be recommended for an award of that target value in the annual equity cycle in Q1 2019. The equity instruments, terms and conditions, and calculation of number of units shall be based on Company’s standard practices and procedures for awards to senior executives at Executive’s level. Executive shall be considered for annual equity awards in 2020, 2021 and 2022 under Company’s standard process for similarly-situated senior executives.”

b.	The following new Section III(E)(6) is hereby added at the end of Section III(E):

“Contract Renewal Equity. Executive shall be recommended for an award of Restricted Stock Units (“RSUs”) under the Stock Plan with a target value of FOUR MILLION DOLLARS ($4,000,000), within 60 days of the Amendment Effective Date. The vesting schedule for this award shall be vesting in three substantially equal installments on July 1, 2021, July 1, 2022, and July 1, 2023. The number of units shall be determined by dividing the target value by the closing price of Discovery Series A shares on the trading day prior to the date of grant. The award is subject to approval by the Compensation Committee (which has previously reviewed the value of the award in authorizing the negotiation of this Agreement) and will be subject to the terms and conditions of the Stock Plan and the implementing award agreement.”

8.	Inability to Perform Duties. The following sentence is added at the end of Section IV(B):

“In the event of a separation under this Section, Company shall pay or provide the Accrued Benefits.”

9.	Restrictive Covenants. The word “scripted” in the definition of Competitive Services in Section VI(E) is hereby deleted.

10.
Effect on Employment Agreement: Except with respect to the subject matters covered herein, this Amendment does not otherwise amend, supplement, modify, or terminate the Employment Agreement, which remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE:                            DATE:

/s/ JB Perrette                                2/2/19
____________________________________            _____________________
JB Perrette

DISCOVERY CORPORATE SERVICES LTD            DATE

/s/ A Girdwood    2/4/19
____________________________________            _____________________

Name: Amy Girdwood_________________

Title: EVP HR_______________________

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